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                                                                   EXHIBIT 10(b)

R21.  Hazardous Materials. With respect to the Building and the Land, Tenant
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shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active substance the release of which poses a material risk or material detriment to life or property, or other hazardous substances or hazardous materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the standards prevailing for office management and use for the storage and use of such substances or materials, nor allow to be brought into the Building or the Land any such materials or substances except to use in the ordinary course of Tenant's business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., any applicable state or local laws and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials on the premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from an release of hazardous materials on the premises if caused by Tenant or persons acting under Tenant occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the lease term.

     R22.  Superior Mortgagee Excess Amount.  Notwithstanding anything contained
           --------------------------------
in Article 11 of this Lease to the contrary, in the event Teachers Insurance and Annuity Association (herein "Teachers") becomes a Superior Mortgagee, pursuant to the proposed mortgage loan TIAA APPL. #NJ01659M-0004532 and Teachers or its successor or assigns becomes a Successor Landlord hereunder as the result of a foreclosure of such mortgage or a granting of a deed in lieu thereof, the third paragraph of Section 11.01 of this Lease with respect to the Excess Amount shall be deemed to be amended to provide that the references to fifty percent (50%) referred to therein shall be changed to twenty-five percent (25%) and the second sentence of such third paragraph with respect to the credit against such Excess Amount shall be deemed to be deleted.
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          IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Rider as of the day and year first above written.


                              (Landlord)
                              90 Hudson Street L.L.C., a New Jersey limited liability company
                              By: Hartz Mountain Industries, Inc., a New York corporation, its managing member


                              By:
                                 -----------------------------------
                                    Name:  Irwin A. Horowitz
                                    Title: Executive Vice President


                              (Tenant)
                              National Discount Brokers Group, Inc.,
                                    A Delaware corporation


                              By:
                                 -----------------------------------
                                    Name:
                                    Title: